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                                                                     EXHIBIT 4.5

                STOCK RESTRICTION AND CLOSE CORPORATION AGREEMENT

      THIS STOCK RESTRICTION AND CLOSE CORPORATION AGREEMENT (the "Agreement") is made effective the 9th day of February, 1998, by and among Safe Auto Group, Inc., an Ohio corporation (the "Company"), Ari and Ann Deshe (the "Deshe Family"), Jon P. and Susan Diamond (the "Diamond Family"), Jay and Jeanie Schottenstein (the "Schottenstein Family"), Safe Auto Insurance Agency, Inc., its successors or assigns (the "Agency"), Ari Deshe, individually, and the GAS Trust.

      Capitalized terms used in this Agreement have the particular meanings assigned herein.

                             BACKGROUND INFORMATION

      A. The Shareholders are the record and beneficial owner of the number of Shares set forth opposite their or its name:

                   Deshe Family                129 Shares
                   Diamond Family              129 Shares
                   Schottenstein Family        27 Shares
                   Agency                      15 Shares
                   Ari Deshe                   30 Shares

      B. The Shareholders and the Company executed a certain Shareholders' and Close Corporation Agreement on April 19, 1993, which set forth certain agreements and imposed certain restrictions upon the transfer of Shareholders' Shares (the "Previous Agreement").

      C. The parties desire to amend and restate the Previous Agreement to incorporate additional agreements.

                                   PROVISIONS

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.    Definitions.

      (a)   Ari. "Ari" shall mean Ari Deshe, individually.

      (b) Book Value. "Book Value" shall mean the Company's total assets minus its total liabilities as determined in accordance with generally accepted accounting principles (GAAP), divided by the number of Shares outstanding.

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      (c)   Business Day. "Business Day" shall mean any day of the week from and including Monday through and including Friday; provided, that any day that is (i) declared a legal holiday by either the federal or state government or (ii) a Jewish high holiday shall not be considered a Business Day.

      (d) Deshe Family Subgroup. "Deshe Family Subgroup" shall mean the Agency, Ari, Ann Deshe, their estates, lineal descendants, and any trusts for the benefit of any of the foregoing individuals, provided that all decisions regarding voting and disposition of Shares held by such trusts are controlled by one or more of the foregoing individuals.

      (e) Diamond Family Subgroup. "Diamond Family Subgroup" shall mean Jon, Susan Diamond, their estates, lineal descendants, and any trusts for the benefit of any of the foregoing individuals, provided that all decisions regarding voting and disposition of Shares held by such trusts are controlled by one or more of the foregoing individuals.

      (f) Family Representative. "Family Representative" shall mean the member of each Family Subgroup that is appointed by the Family Subgroup's members to be their Family Representative and for whom written notice of such appointment has been delivered to the Company. The initial Family Representatives shall be as follows: with respect to the Deshe Family Subgroup, Ari; with respect to the Diamond Family Subgroup, Jon; and with respect to the Schottenstein Family Subgroup, Jay Schottenstein.

      (g)   Jon. "Jon" shall mean Jon P. Diamond, individually.

      (h) Offering Shareholder. "Offering Shareholder" shall mean any Shareholder whose Shares are likely to become the subject of a Transfer due to any event, voluntary or involuntary ("voluntary" being defined as an event which is to occur by reason of the Shareholder's current voluntary act).

      (i) Schottenstein Family Subgroup. "Schottenstein Family Subgroup" shall mean Jay Schottenstein, Jeanie Schottenstein, their estates, lineal descendants, and any trusts for the benefit of any of the foregoing individuals, provided that all decisions regarding voting and disposition of Shares held by such trusts are controlled by one or more of the foregoing individuals.

      (j) Shareholder. "Shareholder" shall mean, individually, the Deshe Family, the Diamond Family, the Schottenstein Family, the Agency, and any holder of common stock of the Company that has become a party to this Agreement.

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      (k)   Shares. "Shares" shall mean any shares of common stock of the
            Company or any interest in such shares.

      (l) Transfer. "Transfer" shall mean any gift, sale, transfer, alienation, pledge, encumbrance or other manner of disposal of any Shares or any interest therein, voluntarily, involuntarily, by operation of law or otherwise. Provided, however, that any gift, sale, transfer, or other manner of disposal of any Shares or any interest therein by:

            (i) a member of the Deshe Family Subgroup to a member or members of the Deshe Family Subgroup; or

            (ii) a member of the Diamond Family Subgroup to a member or members of the Diamond Family Subgroup; or

            (iii) a member of the Schottenstein Family Subgroup to a member or members of the Schottenstein Family Subgroup;

            shall not be a Transfer.

      (m) Trust. "Trust" means Ari and Jon, or their successors in trust, as co-trustees of the GAS Trust created by written trust agreement dated February 9, 1998.

2.    Restrictions on Transfer of Shares.

      (a) Transfers Prohibited. A Shareholder shall not Transfer any Shares of the Company or any interest therein, except as specifically authorized under this Agreement. Any Transfer or attempted Transfer in contravention of the terms and conditions of this Agreement shall be null and void and of no force or effect, and the violating or noncomplying Shareholder shall offer his Shares to the Company at the price and on the terms contained in Section 3.

            This paragraph and the requirement of the Shareholder to offer Shares contained herein shall be binding upon the Shareholder and any transferee, pledgee or other person to whom the Shares are attempted to be transferred either voluntarily or involuntarily, including but not limited to any executor, administrator, receiver, the trustee or custodian in bankruptcy, or other personal or legal representative of the Shareholder, pledgee and/or the transferee or purchaser of Shares sold or transferred by court order or on execution or at any judicial or creditor sale.

      (b) Conditions to Transfer. A Transfer shall be subject to prior exercise, or termination unexercised, of the rights of refusal granted under Section 3 of this Agreement.

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3.    Rights of Refusal. Prior to any Transfer of Shares by a Shareholder, such
Shareholder shall offer to sell such Shares pursuant to this Section 3.

      (a) Notice of Intent to Transfer. An Offering Shareholder shall give prior written notice to the Company and to all other Shareholders of any event, voluntary or involuntary, by which the Shares are likely to become the subject of a Transfer. Such notice shall give all particulars of the event, and (if applicable) shall specifically identify (i) the Shares proposed to be Transferred, (ii) the date of the proposed Transfer, (iii) the price and terms of the proposed Transfer, (iv) the identity and mailing address of the proposed transferee, and shall be given at least forty (40) Business Days prior to the proposed effective date of any Transfer. The Offering Shareholder shall attach to said notice true and correct copies of all existing documents respecting such proposed Transfer. Said notice shall constitute the Shareholder's representation that the terms of said proposed Transfer are bona fide.

      (b) Rights of First Refusal. The Company shall have the right of refusal to purchase all, or any portion of, the Shares which were the subject of the notice given in accordance with Section 3(a).

            Such rights may be exercised by written notice of exercise delivered or mailed to the Offering Shareholder and all other interested parties disclosed by said notice no later than the close of business of the twentieth (20th) Business Day prior to the proposed effective date of any Transfer. Such notice of exercise shall specify the number of Shares which the Company is willing to purchase pursuant to this Section 3(b). Such notice of exercise shall irrevocably obligate the Company to purchase that number of such Shares.

      (c) Price and Terms of Purchase. If the notice given to the Company in accordance with Section 3(a) constitutes an intended voluntary sale and provides the price thereof, the Company shall purchase such Shares for the same per share price. If the notice constitutes an intended voluntary pledge or encumbrance, the Company shall purchase such shares for the sum intended to be secured by such pledge or encumbrance, provided said sum does not exceed the Book Value hereinbefore defined. In the case of any other Transfer, voluntary or involuntary, the purchase price shall be the greater of:

            (i) the Book Value of the Shares as of the month-end immediately preceding the date on which the notice under Section 3(a) was given; or

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            (ii)  the amount for which the Shares subject to the proposed
                  Transfer were originally issued by the Company.

            The terms of the sale of the Shares to the Company upon exercise of its option as aforesaid shall be as follows:

            (i) Unless otherwise mutually agreed by the affected parties, the closing of such Transfer shall take place at the principal offices of the Company at 10:00 a.m. on the tenth (10th) Business Day after the last day for exercise of the Company's rights of refusal.

            (ii) Payment of the purchase price shall be made at the closing in any combination of the following, as determined in the sole discretion of the Company:

                  (A)   Cash or other immediately available funds; or

                  (B) A negotiable promissory note, which (i) is payable to the order of Offering Shareholder, (ii) provides for all principal and accrued interest to be due and payable at a maturity date which is not more than five (5) years after the date of the closing, and (iii) bears interest from the date of the closing at a variable rate equal to the sum of the prime rate as announced from time to time by the Company's primary state or federally chartered banking institution and one percent (1%) (with such interest being calculated on the basis of a 360-day year and the actual number of elapsed days and with changes in such interest rate being effective on the effective date of each change in such prime rate).

      (d) Timely Transfer. If the Company shall not exercise its first right of refusal as aforesaid, the Offering Shareholder shall be free to Transfer said Shares, however, such Transfer shall be made solely for the price, terms, or other consideration set forth in said notice and in accordance with the documents attached thereto. The Offering Shareholder shall provide reasonable evidence concerning the Transfer upon request, from time to time. If the Transfer is not so made, the Shares shall again be subject to all the restriction contained in this Agreement.

      (e) Stock Legend. All share certificates issued by the Company subject to this Agreement shall bear the following legend:

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            "The rights of a holder of this certificate are governed by the
            Corporation's Articles of Incorporation, Code of Regulations and a certain Stock Restriction Agreement and Close Corporation Agreement dated February 9, 1998, which includes significant transfer restrictions. Copies of such documents are on file at the Corporation's office, and the Corporation will mail to the holder of this certificate, a copy of such documents upon request therefor. The holder of this certificate, by acceptance hereof, agrees to the terms of the Articles of Incorporation, Code of Regulations and Stock Restriction and Close Corporation Agreement."

4. Amendment to Agreement in Regards to New Shareholders. No person who shall not have signed this Agreement shall be recognized, nor have any status, as a Shareholder of the Company, nor have his interest registered on the books of the Company, unless said person shall have received a Transfer of his Shares pursuant to the terms of this Agreement and shall execute an amendment to this Agreement by which act he shall agree to be bound by all the terms and conditions hereof as if an original signatory. Each Shareholder hereby appoints the Chief Executive Officer of the Company as his attorney-in-fact with full power to execute said amendment on his behalf. Copies of said amendment shall be mailed to all Shareholders.

5.    Close Corporation Provisions.

      (a)   Close Corporation Agreement. This Agreement is to be governed by
            Section 1701.591 of the Ohio Revised Code and is a "close corporation agreement" as the term is defined in Section 1701.01(X) of the Ohio Revised Code.

      (b) Supersedes Certain Provisions of Chapter 1701 of the Ohio Revised Code. This Agreement shall regulate certain aspects of the internal affairs of the Company and the relations of shareholders among themselves to the extent set forth herein. If any provision of Chapter 1701 of the Ohio Revised Code, other than Section 1701.591, is inconsistent with this Agreement, such inconsistent provisions are hereby waived, to the extent waivable, to the maximum extent necessary for carrying out the purposes of this Agreement. To the extent not inconsistent with the provisions of this Agreement, the other provisions of Chapter 1701 of the Ohio Revised Code shall regulate aspects of the internal affairs of the Company and the relations of the shareholders among themselves.

      (c) Right of Inspection. Each party to this Agreement, or his designated agent, or both, shall have the absolute right, without the necessity of stating any purpose, to examine and copy, during the Company's normal business hours, any of the Company's records or documents to which reference is made in Ohio Revised Code Section 1701.37 or any similar statute which may be in effect at the time.

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      (d)   Issuance of Additional Shares. Except as provided in Section 6(e), no authorized unissued shares and no treasury shares of the Company may be issued or sold without the affirmative vote or written approval of the holders of at least sixty percent (60%) of the outstanding voting shares of the Company.

      (e) Record of Proceedings. The parties shall cause this Agreement and the execution thereof by the corporate parties hereto to be authorized by written resolution by consent without a meeting of the directors and shareholders of each corporation.

      (f) Directors and Officers. The directors of the Company shall include Ari and three other directors nominated by Ari in writing (representing the Deshe Family Subgroup), Jon and one other director nominated by Jon in writing (representing the Diamond Family Subgroup) and a director nominated by Jay Schottenstein (representing the Schottenstein Family Subgroup). In the event any director representing a Subgroup is unable or unwilling to continue to serve, his or her successor shall be named by his or her respective Subgroup. The current officers of the Company shall be Ari, Chairman of the Board and Chief Executive Officer, Jon, President and Secretary, and Thomas R. Ketteler, Vice President and Treasurer. The officers of the Company shall be chosen by the directors and shall continue in office until their respective successors have been duly elected and qualified.

      (g) Chief Executive Officer. As long as Ari is employed on a full-time basis by the Company, he shall hold the offices set forth in Section 5(f). If Ari shall be employed on a part-time basis, he shall remain the Chairman of the Board and Jon shall become the Chief Executive Officer and President. If Ari shall cease being employed for any reason, Jon shall become the Chairman of the Board and Chief Executive Officer with an immediate twenty-five percent (25%) increase in his then current annual base salary. In addition, his annual base salary for each subsequent fiscal year shall be increased by a percentage equal to or greater than one hundred fifty percent (150%) of the percentage increase in the consumer price index for all urban consumers, U.S. city average, all items ("CPI") reported by the U.S. Department of Labor for the previous calendar year.

            During the tenure of Ari or Jon in such offices any of the following transactions on behalf of the Company or any affiliate or subsidiary must be approved by the Board of Directors:

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            (i)   (A) any proposed expenditure, incurrence of indebtedness or other liability, capital acquisition, investment or divestiture, or any other agreement or transaction, not in the ordinary course of business, or (B) if in the ordinary course of business, in excess of One Hundred Thousand Dollars ($100,000), which sum shall be adjusted annually by a factor of two times the CPI, but not less than five percent, nor more than ten percent;

            (ii)  any employment agreement or charitable contribution; or

            (iii) any agreement with a member of the Deshe, Diamond or
                  Schottenstein Family Subgroups.

            As soon as either Ari or Jon cease holding any of such offices, the Chairman of the Board and Chief Executive Officer shall furnish complete financial statements to the directors at least quarterly each year, which statements shall itemize (A) all expenditures in excess of Twenty Five Thousand Dollars ($25,000), and (B) all sums expended by the Chairman of the Board and Chief Executive Officer for business travel and transportation.

      (h) Shareholder Meetings. The Shareholder meetings of the Company shall be conducted at 3883 E. Broad Street, Columbus, Ohio 43213.

      (i) Conduct of Business. The day-to-day operations of the Company shall be the responsibility of the Chief Executive Officer, subject to any limitations on his authority as contained in this Agreement.

      (j) Place of Business. The principal place of business of the Company shall be 3883 E. Broad Street, Columbus, Ohio 43213 or such other place of business as shall be determined by the Shareholders.

      (k) Amendments. Amendments to the Articles of Incorporation of the Company may only be adopted by the vote of the Deshe Family and either the Diamond Family or the Schottenstein Family.

      (l) Material Decisions. In addition to any other limitation herein contained, the prior approval of the Family Representative of the Deshe Family Subgroup and the approval of either the Family Representative of the Diamond Family Subgroup or the Schottenstein Family Subgroup shall be required for any of the following transactions:

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            (i)   Any public offering of the shares of the Company;

            (ii) Any change in the compensation of, or the granting of any loan or fringe benefits to, Ari or Jon or members of their respective Family Subgroups;

            (iii) The liquidation or dissolution of the Company for any reason;

            (iv) The purchase or sales of assets other than those used in the ordinary course of business; and

            (v)   The acquisition of any other company.

            Provided, however, that upon exercise of the option hereinafter granted to the Diamond Family Subgroup, said approval shall no longer be required for items (i), (ii), (iv) and (v).

      (m) Change in Executive Management. If Jon shall cease being employed by the Company for any reason (except his death), the Diamond Family Subgroup shall have the following options:

            (i) The Family Representative of the Diamond Family Subgroup shall have the option, once the severance payments due Jon under his Executive Employment Agreement terminate (if any), to sell a certain number of their Shares each year to the Company at the price and in the amount as follows:

                  (A) The price per Share shall be its Book Value as of the first day of the then current fiscal year of the Company (the "Denominator"); and

                  (B) The amount of Shares shall be determined by dividing the amount of Jon's annual base salary on the Severance Date, adjusted by a percentage equal to one hundred fifty percent (150%) of the percentage increase in CPI since the Severance Date, by the Denominator.

                  The Company shall be obligated to purchase such tendered Shares in accordance with this Section 5(m)(i).

            (ii) All payments due the exercising members of the Diamond Family under this Section 5(m) shall be made in cash or other immediately available funds within thirty (30) days after notice of exercise.

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            (iii) If and when the Family Representative of the Diamond Family
                  Subgroup exercises the aforesaid option, the Company shall have the option, at any time, and from time to time, to purchase the remaining Shares held by the Diamond Family Subgroup for the same price and in quantities not less than those determined under the aforesaid formula.

      (n) Termination of Certain Restrictions. Upon the disposition of all of the Shares owned by either the Deshe Family Subgroup or the Diamond Family Subgroup, this Section 5 (except for subsections (g) and (I) in the event of the disposition of all of the Shares owned by the Deshe Family Subgroup) shall no longer be in force or effect.

6. Life Insurance. The parties hereto acknowledge that the Trust is contemplating the purchase of certain life insurance policies on the lives of Ari and Jon (the "Policies"). If the Trust purchases the Policies, upon the death of Ari or Jon, whichever occurs first:

      (a) The Family Representative of the decedent's Family Subgroup and the Family Representative of the Schottenstein Family Subgroup, on behalf of all members of his respective Family Subgroup, shall have the option, for a period of three (3) years after the Determination Date (defined in Section 6(f) below), to tender for sale all, but not less than all, of the Shares held by such Family Subgroup to the Trust, the purchase price per share for which shall be the greater of the (i) Book Value as of the Determination Date, or (ii) Insured Value (defined in Section 6(g) below). If any such Family Representative shall tender for sale less than all of the Shares held by his Family Subgroup, such non-complying tender shall be null and void and of no force or effect.

            Upon notice by such Family Representative of his tender of the Shares held by his Family Subgroup for sale to the Trust, and upon delivery of appropriate stock certificates with stock powers duly endorsed, the Trust shall purchase all of the tendered Shares; provided, however, that the Trust's aggregate monetary obligation to purchase Shares under this Section 6(a) shall not exceed the net death benefit proceeds received under the Policies (the "Death Proceeds").

      (b) Upon the expiration of such three (3) year period (the "Expiration Date"), the Trust shall retain any Death Proceeds which remain and any rights the members of the decedent's Family Subgroup and the Schottenstein Family Subgroup may have to tender Shares for sale to the Trust shall immediately terminate.

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      (c)   If the Book Value of the Shares held by members of the decedent's
            Family Subgroup and the Schottenstein Family Subgroup as of the Determination Date is greater than the Insured Value:

            (i) The Trust shall only be obligated to purchase an aggregate number of Shares determined by the quotient of (A) the Death Proceeds, divided by (B) the Book Value as of the Determination Date, not to exceed the number of Shares tendered.

            (ii) The Shares purchased by the Trust in accordance with Section 6(c)(i) shall be allocated among the tendering Shareholders in proportion to the number of Shares owned by each of them as of the Determination Date.

            (iii) The decedent's Family Subgroup and the Schottenstein Family
                  Subgroup shall have the option to sell a certain remaining number of Shares retained by such Shareholders under Section 6(c)(i) each year to the Company at the price and in the amount as follows:

                  (A) The price per Share shall be its Book Value as of the first day of the then current fiscal year of the Company.

                  (B) The amount of Shares shall be determined by dividing the amount of the decedent's annual base salary on the date of his death, adjusted by a percentage equal to one hundred fifty percent (150%) of the percentage increase in CPI since the date of his death, by the number calculated in accordance with Section 6(c)(i).

                  (C) The Company shall be obligated to purchase such tendered Shares in accordance with this Section 6(c)(iii).

                  (D) All payments due the decedent's Family Subgroup and the Schottenstein Family Subgroup under this Section 6(c)(iii) shall be made in cash or other immediately available funds within thirty (30) days after notice of exercise.

            (iv) The Company shall have the option to purchase any number of the remaining Shares retained by the decedent's Family Subgroup and the Schottenstein Family Subgroup under Section 6(c)(i) in accordance with the following:

                  (A) The price per Share shall be its Book Value as of the first day of the then current fiscal year of the Company.

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            (B)   The decedent's Family Subgroup and the Schottenstein Family
                  Subgroup shall be obligated to sell such Shares in accordance with this Section 6(c)(iv).

            (C) All payments due the decedent's Family Subgroup and the Schottenstein Family Subgroup under this Section 6(c)(iv) shall be made in cash or other immediately available funds within thirty (30) days after receipt of notice of exercise from the Company.

(d)   If Ari shall predecease Jon:

      (i) And the Family Representative of the Deshe Family Subgroup does not exercise the option under Section 6(a):

            (A) The Family Representative of the Diamond Family Subgroup, on behalf of all members of his Family Subgroup, shall have the option, for a period of one (1) year after the Expiration Date, to tender for sale all, but not less than all, of the Shares held by such Family Subgroup to the Trust, the purchase price per share for which shall be the greater of the (i) Book Value as of the Determination Date, or (ii) Insured Value.

                  Upon notice by such Family Representative of his tender of the Shares held by his Family Subgroup to the Trust, and upon delivery of appropriate stock certificates with stock powers duly endorsed, the Trust shall purchase all of the tendered Shares; provided, however, the Trust's aggregate monetary obligation to purchase Shares under this Section 6(d) shall not exceed the Death Proceeds which remain after any exercise by the Schottenstein Family Representative of the option set forth in Section 6(a). The Trust shall deliver payment of the purchase price in cash or other immediately available funds within ten (10) Business Days after its receipt of the notice.

            (B) Upon the expiration of such one (1) year period, the Trust shall retain the Death Proceeds which remain after the exercise of the options set forth in Sections 6(a) and 6(d)(i)(A) and any rights the members of the Diamond Family Subgroup may have to tender Shares for sale to the Trust shall immediately terminate.

            (C) If the Book Value of the Shares held by members of the Diamond Family Subgroup and the Schottenstein Family

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                  Subgroup as of the Determination Date is greater than the
                  Insured Value:

                  (1) The Trust shall only be obligated to purchase an aggregate number of Shares determined by the quotient of
                        (A) the Death Proceeds which remain after the exercise of the option set forth in Section 6(a), divided by (B) the Book Value as of the Determination Date, not to exceed the number of Shares tendered.

                  (2)   The Shares purchased by the Trust in accordance with
                        Section 6(d)(i)(C)(1) shall be allocated among the tendering Shareholders in proportion to the number of Shares owned by each of them as of the Determination Date.

                  (3) The decedent's Family Subgroup and the Schottenstein Family Subgroup shall have the option to sell a certain number of remaining Shares retained by such Shareholders under Section 6(d)(i)(C)(1) each year to the Company at the price and in the amount as follows:

                        (I) The price per Share shall be its Book Value as of the first day of the then current fiscal year of the Company.

                        (II) The amount of Shares shall be determined by dividing the amount of the decedent's annual base salary on the date of his death, adjusted by a percentage equal to one hundred fifty percent (150%) of the percentage increase in CPI since the date of his death, by the number calculated in accordance with Section 6(d)(i)(C)(1).

                        (III) The Company shall be obligated to purchase such
                              tendered Shares in accordance with this Section 6(d)(i)(C).

                        (IV) All payments due the decedent's Family Subgroup and the Schottenstein Family Subgroup under this
                              Section 6(d)(i)(C) shall be made in cash or other immediately available funds within thirty (30) days after notice of exercise.

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            (ii)  [Intentionally left blank]

      (e) If any Death Proceeds remain in the Trust after exercise or expiration of the options hereinbefore granted, the Trust shall purchase and the Company shall sell such number of original issuance shares of common stock of the Company as shall equal the said remaining Death Proceeds divided by the Book Value as of the first of the month following such exercise or expiration.

      (f) The "Determination Date" shall be (i) for the purposes of Section 6(a), the last day of the month immediately preceding the decedent's death, and (ii) for the purposes of Section 6(d), the Expiration Date.

      (g) The "Insured Value" of each of the Company's Shares shall be determined by the quotient of (i) Six Million Dollars ($6,000,000) divided by (ii) the number of Shares held by the decedent's Family Subgroup and the Schottenstein Family Subgroup.

7.    Miscellaneous.

      (a) Construction. Wherever the context so permits, the use of words in this Agreement in the masculine, feminine or neuter gender shall be construed to include all of said genders. All references to articles, sections, subsections, or subparagraphs are to provisions of this Agreement unless the context dictates otherwise.

      (b) Attorneys Fees. Each of the parties hereby agrees that if any party violates any of the covenants set forth herein, such party shall indemnify all other parties from and against any loss or liability (including without limitation reasonable attorney fees and expenses) which such other parties may incur or suffer, directly or indirectly, by reason of the enforcement of the covenants set forth herein.

      (c) Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and undertakings of every kind and nature between them with respect to the subject matter hereof, including the Previous Agreement. This Agreement may be executed in one or more counterparts, which shall together constitute a single agreement. In the event of execution of more than one counterpart of this Agreement, the Company is expressly authorized to remove the signature pages from each such counterpart and attach all such signature pages to a single counterpart of this Agreement; provided, however, the Company shall promptly thereafter provide a complete and accurate copy of such single counterpart to each party.

      (d) Further Assurances. Each of the parties agrees, at any time and from time to time, upon the reasonable request of any other party, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be required to effect any of the transactions contemplated by this Agreement.

      (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors and permitted assigns.

      (f) Governing Law Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of laws) as to all matters, including but not limited to matters of validity, construction, effect and performance. Any controversy or claim arising out of or relating to this contract shall be determined by arbitration by three arbitrators in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Provided, however, that any claim for purely equitable relief, such as injunction, may be brought in the Franklin County Common Pleas Court, to the jurisdiction and venue of which the parties hereby consent.

      (g) Notices. All notices permitted or required to be given pursuant to this Agreement by any party, shall be in writing and shall be mailed by certified United States mail, postage prepaid, return receipt requested, to the Shareholder at the address set forth below his signature and to the Company at the following address:

                                     Safe Auto Group, Inc.
                                     3883 E. Broad Street
                                     Columbus, Ohio 43213
                                     Attn: Chief Executive Officer

            All such notices shall be deemed given upon receipt or upon refusal of the addressee to receive the same as evidenced on the return receipt. Any party may designate a different address by notice given hereunder.

      (h) Invalidity. In the event that this Agreement becomes invalid pursuant to the provisions of Ohio Revised Code Section 1701.591, or if it or any of its provisions is held invalid by the decision of any court of competent jurisdiction from which no appeal is or can be taken, this Agreement shall be deemed to be void in its entirety.

      (i) Amendment of Agreement. This Agreement shall not be modified or. amended except only by a writing signed by the holders, then parties to this Agreement, of all the issued and outstanding Shares.

      (j) Headings. The headings used in this Agreement are for convenience only and shall be ignored in interpreting this Agreement.

      (k) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any breach or any other covenant, duty, agreement, or condition.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:                                        DESHE FAMILY:

SAFE AUTO GROUP, INC.,
  an Ohio corporation

By:  /s/ Ari Deshe                              /s/ Ari Deshe
    -----------------------------------         ------------------------------
      Ari Deshe, Chief Executive Officer        Ari Deshe

                                                /s/ Ann Deshe
                                                ------------------------------
                                                Ann Deshe

                                                Address:  393 N. Columbia Avenue
                                                          Columbus, Ohio 43209

AGENCY:

SAFE AUTO INSURANCE AGENCY, INC.
  an Ohio corporation

By:  /s/ Ari Deshe
    ------------------------------
    Ari Deshe, President

DIAMOND FAMILY:                                SCHOTTENSTEIN FAMILY:

/s/ Jon P. Diamond                             /s/ Jay Schottenstein
-------------------------------                -------------------------------
Jon P. Diamond                                 Jay Schottenstein

/s/ Susan Diamond                              /s/ Jeanie Schottenstein
-----------------------------                  --------------------------------
Susan Diamond                                  Jeanie Schottenstein

Address: 320 S. Parkview Avenue                Address:  445 N. Parkview Avenue
         Columbus, Ohio 43209                            Columbus, Ohio 43209

TRUST:                                             ARI DESHE:

THE GAS TRUST

By: /s/ Ari Deshe                                  /s/ Ari Deshe
   ---------------------------------               ----------------------------
   Ari Deshe, Co-Trustee                           Ari Deshe, Individually

By: /s/ Jon P. Diamond
   ---------------------------------
   Jon P. Diamond, Co-Trustee